Exhibit 99.1

StockerYale Announces First Quarter 2006 Financial Results

Company Reports 12% Revenue Increase, 21% Increase in Gross Profits

and a 69% Improvement in EBITDA Loss

SALEM, N.H, April 17, 2006 — StockerYale, Inc. (NASDAQ: STKR), a leading independent provider of photonics-based products today announced its financial results for the first quarter ended March 31, 2006. All 2005 and 2006 numbers have been adjusted for the previously announced discontinued operations.

Revenues from continuing operations for the first quarter of 2006 were $4.4 million, representing a 12% comparable increase over the first quarter of 2005. Sequentially, revenues grew 9% over the fourth quarter of 2005. The growth in revenues was primarily a result of stronger OEM sales of the Company’s laser products into the machine vision and defense markets, as well as growth of specialty optical fiber for industrial, defense and telecom equipment applications. Specialty optical fiber and laser revenues increased 52% and 10%, respectively. The Company expects this trend to continue due to strong order bookings in the first quarter of 2006.

Gross profit increased 21% to $1.7 million in the first quarter versus $1.4 million in the comparable quarter of 2005. Gross margin improved from 34.7% to 37.7% due to higher sales, better product mix and improved manufacturing efficiencies.

The operating loss for the first quarter was $0.9 million versus $1.4 million in the comparable 2005 quarter, a 37% improvement. Operating expenses declined 9% compared to the first quarter of 2005. The decrease primarily reflected lower administrative expenses due to the elimination of 2005 non-recurring legal fees. Research and development expenses of $707,000 reported in the first quarter of 2006 were 5% lower than the first quarter of 2005 and selling expenses increased 6% to $640,000. The current quarter includes a charge of $94,000 of stock-based compensation and deferred compensation, for expenses incurred following the adoption of FAS123R; this is the first quarter impacted by the new standard.

EBITDA loss dropped 69% to $266,000 in the first quarter 2006 compared to $848,000 in the same period in 2005 and $1.2 million the previous quarter.

Other expenses, which include primarily non-cash debt expense and interest expense, dropped 59% from $0.7 million to $0.3 million due primarily to the prepayment of the Company’s convertible debt in December 2005. Net loss in the first quarter before discontinued operations was $1.2 million or ($0.04) per share versus $2.1 million or ($0.09) per share, a 44% improvement. Net loss including discontinued operations was $1.2 million or ($0.04) per share versus $2.2 million or ($0.9) per share, or a 43% improvement.

“On January 7, 2006 the Company announced that it was narrowing its focus to its highest margin products which offer the best long term growth potential, namely lasers, chip-on-board LEDs and specialty optical fiber. The Company is already seeing the positive impact of these actions as evidenced by the significant reduction in the EBITDA loss this quarter,” said Mark W. Blodgett, President and Chief Executive Officer. “Because lasers and specialty fiber represent the Company’s highest margin products we expect further improvement in both margins and our operational performance,” added Blodgett.

First Quarter Financial Highlights

•	Revenues excluding discontinued operations increased 12% to $4.4 million due to strong performance in lasers and specialty optical fiber.

•	Gross profit increased 21% to $1.7 million versus $1.4 million a year ago. Gross margins improved to 37.7% from 34.7%.

•	Operating expenses declined 9% versus first quarter 2005 due to lower administrative and R & D costs. Research & development expenditures represented 16% of revenues.

•	Operating loss declined 37% to $0.9 million from the comparable quarter due to higher revenue and lower operating expenses.

•	EBITDA loss was reduced 69% to $266,000 versus $848,000 loss reported in the comparable quarter of the prior year.

•	Completed the sale of two business units discontinued effective December 31, 2005. On March 2, 2006 the Company announced the sales of its StockerYale Asia subsidiary to Radiant Scientific Pte. Ltd. and the Company’s fiber optic lighting business to Techni-Quip Corp. of Pleasanton, California. The two business units were sold for total consideration of $1.1 million, which included $525,000 in cash and a note, as well as the assumption of approximately $570,000 of liabilities. In addition, the Company agreed to supply specialty fiber products to Techni-Quip over a five-year period with a minimum value of $275,000 and a maximum value of $550,000.

Outlook

“During the first quarter the Company implemented significant changes to focus operational resources on our three core growth businesses, reduce costs and strengthen the platform for future growth initiatives,” said Blodgett. “The Company’s balance sheet is stronger, liquidity and working capital efficiency have improved and we expect to continue our trend of improved financial performance” added Blodgett.

Use of Non-GAAP Financial Measures

The Company provides non-GAAP financial measures, such as EBITDA, to complement its consolidated financial statements presented in accordance with GAAP. Non-GAAP financial measures do not have any standardized definition and, therefore, are unlikely to be comparable to similar measures presented by other reporting companies. These non-GAAP financial measures are intended to supplement the user’s overall understanding of the Company’s current financial and operating performance and its prospects for the future. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by identifying certain expenses, gains and losses that, when excluded from the GAAP results, may provide additional understanding of the Company’s core operating results or business performance, which management uses to evaluate financial performance for purposes of planning for future periods. However, these non-GAAP financial measures are not intended to supersede or replace the Company’s GAAP results.

The company uses EBITDA (earnings before interest, taxes, depreciation and amortization) as a non-GAAP financial measure in this press release. A reconciliation of EBITDA to the operating loss before discontinued operations for the first quarter of 2006 is as follows:

	Three Months Ended March 31,
	2006	2005
Operating Income before Discontinued Operations	$(902)	$(1,439)

Add (non-cash expenses):
Depreciation	462	511
Intangible asset amortization	80	80
Deferred compensation and stock option expense	94	—

EBITDA Loss	$(266)	$(848)

Consolidated Statements of Operations

($ In thousands except per share data)

	Three Months Ended March 31,
	2006	2005
Net Sales	$4,441	$3,981
Cost of Sales	2,767	2,601

Gross Profit	1,674	1,380

Research & Development Expenses	707	746
Selling, General & Administrative Expenses	1,789	1,993
Amortization of Intangible Assets	80	80

Operating Loss	(902)	(1,439)

Interest & Other Income/(Expense)	35	3
Amortization of Debt Discount & Financing Costs	155	499
Interest Expense	163	188

Loss from Continuing Operations	(1,185)	(2,123)
Loss from Discontinued Operations	(52)	(32)
Net Loss	$(1,237)	$(2,155)

Loss Per Share from Continuing Operations	($0.04)	($0.09)
Loss Per Share from Discontinued Operations	($0.00)	($0.00)
Net Loss Per Share	($0.04)	($0.09)
Weighted Average Shares Outstanding	28,465,002	24,596,518

Consolidated Condensed Balance Sheets
ASSETS	March 31, 2006	December 31, 2005
Current Assets–Continuing Operations	$8,569	$9,486
Current Assets–Discontinued Operations	196	1,383
Property, Plant & Equipment, Net	11,464	11,900
Other Assets	3,991	4,019
Other Assets–Discontinued Operations	—	168

Total Assets	$24,820	$26,788

LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities–Continuing Operations	$8,669	$7,936
Current Liabilities–Discontinued Operations	169	928
Long Term Debt	2,239	3,610
Long Term Lease and Other Liabilities	3,073	3,162
Stockholders Equity	10,670	11,152

Total Liabilities & Stockholders Equity	$24,820	$26,788

About StockerYale

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets.

StockerYale has offices and subsidiaries in the U.S., Canada, and Europe.

For more information about StockerYale and their innovative products, visit the Company’s web site at www.stockeryale.com or contact StockerYale, Inc., at 32 Hampshire Rd., Salem, NH, 03079. Call 800-843-8011, Fax 603-893-5604, Email: info@stockeryale.com.

Notice to Investors:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale’s goals, plans and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: uncertainty that cash balances may not be sufficient to allow StockerYale to meet all of its business goals; uncertainty that StockerYale’s new products will gain market acceptance; the risk that delays and unanticipated expenses in developing new products could delay the commercial release of those products and affect revenue estimates; the risk that one of our competitors could develop and bring to market a technology that is superior to those products that we are currently developing; and StockerYale’s ability to capitalize on its significant research and development efforts by successfully marketing those products that the Company develops. Forward-looking statements represent management’s current expectations and are inherently uncertain. You should also refer to the discussion under “Factors Affecting Operating Results” in StockerYale’s annual report on Form 10-KSB for additional matters to be considered in this regard. Thus, actual results may differ materially. All Company, brand, and product names are trademarks or registered trademarks of their respective holders. StockerYale undertakes no duty to update any of these forward-looking statements.

The first quarter results have not been reviewed by our auditors, Vitale, Caturano & Company. A quarterly review will be performed prior to the Company filing its 2006 first quarter Form 10-QSB.

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